EXHIBIT 10.6

FORM OF PROMISSORY NOTE

$[●] U.S. Dollars	New York, New York
[●], 2015
FOR VALUE RECEIVED, CAREY CREDIT INCOME FUND, a Delaware statutory trust (“Borrower”), promises to pay to the order of WPC HOLDCO LLC, a Maryland limited liability company (“Lender”), at its principal place of business located at c/o W. P. Carey Inc. (“W. P. Carey”), 50 Rockefeller Plaza, Second Floor, New York, New York 10020, the principal sum of [●] Million and 00/100 Dollars ($●), together with interest on the unpaid balance of the principal sum hereof at a rate of interest equal to the “Applicable Rate” for a Eurocurrency Rate Loan (for the avoidance of doubt, as of the date of this Note, such rate is LIBOR + 110 basis points, i.e., [●]%) as those terms are defined in that certain Second Amended and Restated Credit Agreement, dated as of January 31, 2014 (as amended or supplemented from time to time, the “Credit Agreement”), by and among W. P. Carey, as borrower, certain subsidiaries of W. P. Carey identified therein, from time to time as Guarantors, the lenders from time to time party thereto, and Bank of America, N.A. as administrative agent. Interest shall be calculated in the same manner as set forth in the Credit Agreement for each Applicable Rate set forth herein and without regard to whether sums remain outstanding under the Credit Agreement. Lender will notify Borrower of LIBOR and any LIBOR resets and interest due each Interest Period.
The unpaid principal balance of this Note and accrued interest thereon shall be immediately due and payable upon 120 days written notice by the Lender, but in any event no later than December 30, 2015.
Borrower may at any time prepay in whole or in part without penalty or premium the unpaid principal balance of this Note, EXCEPT THAT, if any payment or prepayment of principal would result in additional costs or charges (break costs or otherwise) if such amounts were paid or prepaid under the Credit Agreement, Borrower shall, upon demand, also pay to Lender such additional costs, charges or make-whole fees.
Except as otherwise expressly provided herein, Borrower waives presentment, protest and demand, notice of protest, demand and dishonor and nonpayment of this Note, without in any way affecting the liability of Borrower to this Note.
In addition to the repayment of the principal and interest due hereunder, Borrower shall reimburse Lender for all of its costs and expenses, including, without limitation, attorney’s fees, bank fees, points or commissions, incurred by Lender in acquiring and repaying the funds to make this loan through a draw against its Credit Agreement or other line of credit and/or in enforcing its rights hereunder; it being the intent of Borrower and Lender that provision of this Note to Borrower shall be at absolutely no cost to Lender.
If any provision of this Note is invalid or unenforceable, the other provisions of this Note shall remain in full force and effect, and the invalidity of any provision hereof shall not affect the validity or enforceability of any other provision of this Note.
This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.
This Note shall be binding upon and inure to the benefit of Lender and Borrower and their respective successors and assigns.

EXHIBIT 10.6

IN WITNESS WHEREOF, Borrower has caused this Note to be executed as of the date first written herein above.

CAREY CREDIT INCOME FUND, a Delaware statutory trust

By:

Name:	Paul S. Saint-Pierre

Title:	Chief Financial Officer